Exhibit 99.1

FARMERS AND MERCHANTS BANCSHARES, INC.

2023 EQUITY INCENTIVE PLAN

1.    Purposes of the Plan. The purposes of this Plan are: (a) to attract and retain the best available personnel for positions of substantial responsibility; (b) to provide additional incentive to Employees, Directors and Consultants; and (c) to promote the success of the Company’s business.

The Plan permits the grant of Stock Awards, Restricted Stock Units and Performance Awards.

2.    Definitions. As used herein, the following definitions will apply:

(a)     “Administrator” means the Board or any of its Committees as will be administering the Plan, in accordance with Section 4 of the Plan.

(b)     “Affiliate” has the meaning given such term in Rule 405 promulgated under the Securities Act.

(c)     “Applicable Laws” means the legal and regulatory requirements relating to the administration of equity-based awards, including but not limited to the related issuance of shares of Common Stock, including but not limited to, under U.S. federal and state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any non-U.S. country or jurisdiction where Awards are, or will be, granted under the Plan.

(d)     “Award” means, individually or collectively, a grant under the Plan of Stock Awards, Restricted Stock Units, or Performance Awards.

(e)     “Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.

(f)     “Board” means the Board of Directors of the Company.

(g)     “Change in Control” means the occurrence of any of the following events:

(i)    Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person) beneficial ownership (as contemplated in Rule 13d-3 under the Exchange Act), directly or indirectly, of voting securities of the Company representing more than 50% of the voting power of the then outstanding voting securities of the Company; provided that a Change in Control shall not be deemed to occur as a result of a transaction in which the Company becomes a subsidiary of another entity and in which the Persons entitled to cast a majority of all votes in the election of directors of the Company, immediately prior to the transaction, will beneficially own, immediately after the transaction, securities entitling such Persons to cast more than 50% of all votes to which all security holders of such other entity would be entitled to cast in the election of directors (without consideration of the rights of any class of voting securities to elect directors by a separate class vote); and provided further that ownership or control of the Company’s voting securities, individually or collectively, by any Affiliate that is a bank or any benefit plan sponsored by the Company or any Affiliate shall not constitute a Change in Control;

(ii)    The consummation of a merger, consolidation, or similar extraordinary event involving the Company and another entity where the Persons entitled to cast a majority of all votes in the election of directors of the Company, immediately prior to the merger, consolidation or similar extraordinary event, will not possess the right, immediately after the merger, consolidation or similar extraordinary event, to cast more than 50% of all votes to which the holders of all voting securities or similar interests of the surviving entity would be entitled to cast in the election of directors (without consideration of the rights of any class of securities or interests to elect directors by a separate class vote); or

(iii)    The sale, transfer or assignment of all or substantially all of the assets of the Company.

Notwithstanding the foregoing, the Administrator may modify the definition of a Change in Control for a particular Award as the Administrator deems appropriate to comply with Section 409A.

(h)     “Code” means the U.S. Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder will include such section or regulation, any valid regulation or other formal guidance of general or direct applicability promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

(i)     “Committee” means a committee of Directors or of other individuals satisfying Applicable Laws appointed by the Board, or by a duly authorized committee of the Board, in accordance with Section 4 hereof.

(j)     “Common Stock” means the common stock of the Company, par value $0.01 per share.

(k)     “Company” means Farmers and Merchants Bancshares, Inc., a Maryland corporation, or any successor thereto.

(l)     “Consultant” means any natural person, including an advisor, engaged by the Company or any of its Parent or Subsidiaries to render bona fide services to such entity, provided the services (i) are not in connection with the offer or sale of securities in a capital-raising transaction, and (ii) do not directly promote or maintain a market for the Company’s securities, in each case, within the meaning of Form S-8 promulgated under the Securities Act, and provided further, that a Consultant will include only those persons to whom the issuance of Shares may be registered under Form S-8 promulgated under the Securities Act.

(m)     “Director” means a member of the Board.

(n)     “Disability” means total and permanent disability as defined in Code Section 22(e)(3), provided that the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.

(o)     “Effective Date” means July 17, 2023, the effective date of this Plan, which is the date on which this Plan was approved and adopted by the Board.

(p)     “Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

(q)     “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

(r)     “Fair Market Value” means, as of any date and unless the Administrator determines otherwise, the value of Common Stock determined as follows:

(i)    If the Common Stock is listed on any established stock exchange or a national market system, including, without limitation, the New York Stock Exchange or the Nasdaq Global Select Market, the Nasdaq Global Market, or the Nasdaq Capital Market of The Nasdaq Stock Market, its Fair Market Value will be the weighted average closing sales price of the Common Stock for the 10 trading days immediately preceding the date of determination as reported on such system (or, if no sales were reported during any trading day during such 10 trading day period, for the 10 trading days on which sales were reported);

(ii)    If the Common Stock is regularly quoted by a recognized securities broker or dealer in the over-the-counter market, the Fair Market Value of a Share will be the weighted average closing sales price of the Common Stock for the 10 trading days immediately preceding the date of determination as reported through such over-the-counter market or such other source as the Administrator deems reliable (or, if no sales were reported during any trading day during such 10 trading day period, for the 10 trading days on which sales were reported); or

(iii)    In the absence of an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Administrator.

In addition, for purposes of determining the fair market value of shares for any reason, fair market value will be determined by the Administrator in a manner compliant with Applicable Laws and applied consistently for such purpose. The determination of fair market value for purposes of tax withholding may be made in the Administrator’s sole discretion subject to Applicable Laws and is not required to be consistent with the determination of fair market value for other purposes.

(s)     “Fiscal Year” means the fiscal year of the Company.

(t)     “Inside Director” means a Director who is an Employee.

(u)     “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(v)     “Outside Director” means a Director who is not an Employee.

(w)     “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Code Section 424(e).

(x)     “Participant” means the holder of an outstanding Award.

(y)     “Performance Awards” means an Award that may be earned in whole or in part upon attainment of performance goals or other vesting criteria as the Administrator may determine and that may be cash- or stock-denominated and may be settled for cash, Shares or other securities or a combination of the foregoing under Section 8.

(z)     “Performance Period” means Performance Period as defined in Section 8(a) of this Plan.

(aa)     “Period of Restriction” means the period (if any) during which the transfer of Shares of Stock issued pursuant to a Stock Award is subject to restrictions and, therefore, that the Shares are subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Administrator.

(bb)     “person” has the meaning given such term in Section 2(a)(2) of the Securities Act.

(cc)     “Plan” means this Farmers and Merchants Bancshares, Inc. 2023 Equity Incentive Plan, as may be amended from time to time.

(dd)     “Restricted Shares” means Shares issued pursuant to a Stock Award that are subject to a Period of Restriction.

(ee)     “Restricted Stock Unit” means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, granted pursuant to Section 7 of this Plan. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.

(ff)     “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

(gg)     “Section 409A” means Code Section 409A and the U.S. Treasury Regulations and guidance thereunder, and any applicable state law equivalent, as each may be promulgated, amended or modified from time to time.

(hh)     “Securities Act” means the U.S. Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder.

(ii)     “Service Provider” means an Employee, Director or Consultant.

(jj)     “Share” means a share of the Common Stock, as adjusted in accordance with Section 12 of this Plan.

(kk)     “Stock Award” means Shares issued pursuant to an Award of Stock under Section 6 of this Plan.

(ll)        Subsidiary” has the meaning given such term in Rule 405 promulgated under the Securities Act.

(mm)     “Trading Day” means a day that the primary stock exchange, national market system, or other trading platform, as applicable, upon which the Common Stock is listed (or otherwise trades regularly, as determined by the Administrator, in its sole discretion) is open for trading.

(nn)     “U.S. Treasury Regulations” means the Treasury Regulations of the Code. Reference to a specific Treasury Regulation or Section of the Code will include such Treasury Regulation or Section, any valid regulation promulgated under such Section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such Section or regulation.

3.    Stock Subject to the Plan.

(a)    Stock Subject to the Plan. Subject to adjustment upon changes in capitalization of the Company as provided in Section 12 of this Plan, the maximum number of Shares that may be subject to Awards and sold or issued under the Plan is 30,000. In addition, Shares may become available for issuance under Section 3(b) of this Plan. The Shares may be authorized but unissued, or reacquired Common Stock.

(b)    Share Counting. For administrative purposes, when the Administrator makes an Award payable in Shares, the Administrator shall reserve Shares equal to the maximum number of Shares that may be payable under the Award. If any Stock Awards, Restricted Stock Units, or Performance Awards are forfeited or terminated, or otherwise not paid in full after the Effective Date, then the Shares subject to such Awards shall again be available for purposes of the Plan. To the extent that Awards are paid in cash, and not in Shares, any Shares previously reserved for issuance or transfer pursuant to such Awards shall again be available for issuance or transfer under the Plan.

4.    Administration of the Plan.

(a)    Procedure.

(i)    Multiple Administrative Bodies. Different Committees with respect to different groups of Service Providers may administer the Plan.

(ii)    Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder will be approved in a manner that satisfies the requirements for exemption under Rule 16b-3.

(iii)    Other Administration. Other than as provided above, the Plan will be administered by (A) the Board or (B) a Committee, which Committee will be constituted to comply with Applicable Laws.

(b)    Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee that serves as the Administrator, subject to the specific duties delegated by the Board to such Committee, the Administrator will have the authority, in its discretion:

(i)    to determine the Fair Market Value;

(ii)    to select the Service Providers to whom Awards may be granted hereunder;

(iii)    to determine the number of Shares or dollar amounts to be covered by each Award granted hereunder;

(iv)    to approve forms of Award Agreements for use under the Plan;

(v)    to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder;

(vi)    to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;

(vii)    to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of facilitating compliance with applicable non-U.S. laws, easing the administration of the Plan and/or for qualifying for favorable tax treatment under applicable non-U.S. laws, in each case as the Administrator may deem necessary or advisable;

(viii)    to modify or amend each Award (subject to Section 17(b) of this Plan);

(ix)    to allow Participants to satisfy withholding tax obligations in a manner prescribed in Section 13 of this Plan;

(x)    to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

(xi)    to allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that otherwise would be due to such Participant under an Award; and

(xii)    to make all other determinations deemed necessary or advisable for administering the Plan.

(c)    Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations will be final and binding on all Participants and any other holders of Awards and will be given the maximum deference permitted by Applicable Laws.

5.    Eligibility. Awards may be granted to any Service Provider.

6.    Stock Awards.

(a)    Grant of Stock Awards. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Shares of Stock to Service Providers in such amounts as the Administrator, in its sole discretion, will determine.

(b)    Stock Award Agreement. Each Stock Award will be evidenced by an Award Agreement that will specify the Period of Restriction (if any), the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine. Unless the Administrator determines otherwise, the Company as escrow agent will hold Restricted Shares until the restrictions on such Shares have lapsed. The Administrator, in its sole discretion, may determine that an Stock Award will not be subject to any Period of Restriction and that the consideration for such Award is paid for by past services rendered as a Service Provider.

(c)    Transferability. Except as provided in this Section 6 or as the Administrator determines, Restricted Shares may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

(d)    Other Restrictions. The Administrator, in its sole discretion, may impose such other restrictions on Restricted Shares as it may deem advisable or appropriate.

(e)    Removal of Restrictions. Except as otherwise provided in this Section 6, Restricted Shares covered by each Stock Award made under the Plan will be released from escrow as soon as practicable after the last day of the Period of Restriction or at such other time as the Administrator may determine. The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.

(f)    Voting Rights. During the Period of Restriction, Service Providers holding Restricted Shares granted hereunder shall not have any voting rights with respect to those Shares unless the Award Agreement provides otherwise.

(g)    Dividends and Other Distributions. During the Period of Restriction, Service Providers holding Restricted Shares will not be entitled to receive any dividends or other distributions paid with respect to such Shares unless the Award Agreement provides otherwise. If any dividends or distributions are payable with respect to the Restricted Shares and are paid in Shares, then such Shares will be subject to the same restrictions on transferability and forfeitability as the Restricted Shares with respect to which they were paid.

(h)    Return of Restricted Shares to Company. On the date set forth therefor in the Award Agreement, the Restricted Shares for which restrictions have not lapsed will revert to the Company and again will become available for grant under the Plan.

7.    Restricted Stock Units.

(a)    Grant. Restricted Stock Units may be granted at any time and from time to time as determined by the Administrator. After the Administrator determines that it will grant Restricted Stock Units, it will advise the Participant in an Award Agreement of the terms, conditions, and restrictions related to the Award, including the number of Restricted Stock Units.

(b)    Vesting Criteria and Other Terms. The Administrator will set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units that will be paid out to the Participant. The Administrator may set vesting criteria based upon the achievement of Company-wide, divisional, business unit, or individual goals (including, but not limited to, continued employment or service), applicable federal or state securities laws or any other basis determined by the Administrator in its discretion.

(c)    Earning Restricted Stock Units. Upon meeting the applicable vesting criteria, the Participant will be entitled to receive a payout as determined by the Administrator. Notwithstanding the foregoing, at any time after the grant of Restricted Stock Units, the Administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout.

(d)    Form and Timing of Payment. Payment of earned Restricted Stock Units will be made at the time(s) determined by the Administrator and set forth in the Award Agreement. The Administrator, in its sole discretion, may settle earned Restricted Stock Units in cash, Shares, or a combination of both.

(e)    Cancellation. On the date set forth therefor in the Award Agreement, all unearned Restricted Stock Units will be forfeited to the Company.

8.    Performance Awards.

(a)    Award Agreement. Each Performance Award will be evidenced by an Award Agreement that will specify any time period during which any performance objectives or other vesting provisions will be measured (“Performance Period”), and such other terms and conditions as the Administrator determines. Each Performance Award will have an initial value that is determined by the Administrator on or before its date of grant.

(b)    Objectives or Vesting Provisions and Other Terms. The Administrator will set any objectives or vesting provisions that, depending on the extent to which any such objectives or vesting provisions are met, will determine the value of the payout for the Performance Awards. The Administrator may set vesting criteria based upon the achievement of Company-wide, divisional, business unit, or individual goals (including, but not limited to, continued employment or service), applicable federal or state securities laws, or any other basis determined by the Administrator in its discretion.

(c)    Earning Performance Awards. After an applicable Performance Period has ended, the holder of a Performance Award will be entitled to receive a payout for the Performance Award earned by the Participant over the Performance Period. The Administrator, in its discretion, may reduce or waive any performance objectives or other vesting provisions for such Performance Award.

(d)    Form and Timing of Payment. Payment of earned Performance Awards will be made at the time(s) determined by the Administrator and set forth in the Award Agreement. The Administrator, in its sole discretion, may settle earned Performance Awards in cash, Shares, or a combination of both.

(e)    Cancellation of Performance Awards. On the date set forth therefor in the Award Agreement, all unearned or unvested Performance Awards will be forfeited to the Company, and again will be available for grant under the Plan.

9.    Compliance With Section 409A. Awards will be designed and operated in such a manner that they are either exempt from the application of, or comply with, the requirements of Section 409A such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A, except as otherwise determined in the sole discretion of the Administrator. The Plan and each Award Agreement under the Plan is intended to be exempt from or meet the requirements of Section 409A and will be construed and interpreted in accordance with such intent (including with respect to any ambiguities or ambiguous terms), except as otherwise determined in the sole discretion of the Administrator. To the extent that an Award or payment, or the settlement or deferral thereof, is subject to Section 409A the Award will be granted, paid, settled or deferred in a manner that will meet the requirements of Section 409A, such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A. In no event will the Company or any of its Parent or Subsidiaries have any responsibility, liability, or obligation to reimburse, indemnify, or hold harmless a Participant (or any other person) in respect of Awards, for any taxes, penalties or interest that may be imposed on, or other costs incurred by, Participant (or any other person) as a result of Section 409A.

10.    Leaves of Absence/Transfer Between Locations. Unless the Administrator provides otherwise or as otherwise required by Applicable Laws, vesting of Awards granted hereunder will be suspended during any unpaid leave of absence. A Participant will not cease to be an Employee in the case of (a) any leave of absence approved by the Company or (b) transfers between locations of the Company or between the Company, its Parent, or any of its Subsidiaries.

11.    Limited Transferability of Awards. Unless determined otherwise by the Administrator, Awards may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent and distribution. If the Administrator makes an Award transferable, such Award will contain such additional terms and conditions as the Administrator deems appropriate.

12.    Adjustments; Dissolution or Liquidation; Merger or Change in Control.

(a)    Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, reclassification, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs (other than any ordinary dividends or other ordinary distributions), the Administrator, to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will adjust the number and class of shares of stock that may be delivered under the Plan and/or the number, class, and price of shares of stock covered by each outstanding Award, and numerical Share limits in Section 3 of this Plan.

(b)    Dissolution or Liquidation. In the event of a proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not vested and become payable, an Award will terminate immediately prior to the consummation of such proposed action.

(c)    Change in Control. In the event of a Change in Control, each outstanding Award will be treated as the Administrator determines (subject to the provisions of paragraph (d) of this Section 12) without a Participant’s consent, including, without limitation, that (i) Awards will be assumed, or substantially equivalent awards will be substituted, by the acquiring or succeeding entity (or an Affiliate thereof) with appropriate adjustments as to the number and kind of shares and prices; (ii) upon written notice to a Participant, that the Participant’s Awards will terminate upon or immediately prior to the consummation of such Change in Control; (iii) outstanding Awards will vest and become realizable or payable, or restrictions applicable to an Award will lapse, in whole or in part prior to or upon consummation of such Change in Control, and, to the extent the Administrator determines, terminate upon or immediately prior to the effectiveness of such Change in Control; (iv) (A) the termination of an Award in exchange for an amount of cash and/or property, if any, equal to the amount that would have been attained upon the realization of the Participant’s rights as of the date of the occurrence of the Change in Control (and, for the avoidance of doubt, if as of the date of the occurrence of the Change in Control the Administrator determines in good faith that no amount would have been attained upon the realization of the Participant’s rights, then such Award may be terminated by the Company without payment), or (B) the replacement of such Award with other rights or property selected by the Administrator in its sole discretion; or (v) any combination of the foregoing. In taking any of the actions permitted under this Section 12(c), the Administrator will not be obligated to treat all Awards, all Awards held by a Participant, all Awards of the same type, or all portions of Awards, similarly.

In the event that the successor entity does not assume or substitute for the Award (or portion thereof), all restrictions on Restricted Shares, Restricted Stock Units, or Performance Awards (or portions thereof) not assumed or substituted for will lapse, and, with respect to Awards with performance-based vesting (or portions thereof) not assumed or substituted for, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met, in each case, unless specifically provided otherwise under the applicable Award Agreement or other written agreement authorized by the Administrator between the Participant and the Company or any of its Subsidiaries or Parents, as applicable.

For the purposes of this Section 12(c) and Section 12(d) below, an Award will be considered assumed if, following the Change in Control, the Award confers the right to receive, for each Share subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) received in the Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change in Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the payout of a Restricted Stock Unit or Performance Award, for each Share subject to such Award, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the Change in Control.

Notwithstanding anything in this Section 12(c) to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more performance goals will not be considered assumed if the Company or its successor modifies any of such performance goals without the Participant’s consent, in all cases, unless specifically provided otherwise under the applicable Award Agreement or other written agreement authorized by the Administrator between the Participant and the Company or any of its Subsidiaries or Parents, as applicable; provided, however, a modification to such performance goals only to reflect the successor corporation’s post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.

Notwithstanding anything in this Section 12(c) to the contrary, and unless otherwise provided in an Award Agreement, if an Award that vests, is earned or paid-out under an Award Agreement is subject to Section 409A and if the change in control definition contained in the Award Agreement (or other agreement related to the Award, as applicable) does not comply with the definition of “change in control” for purposes of a distribution under Section 409A, then any payment of an amount that is otherwise accelerated under this Section 12(c) will be delayed until the earliest time that such payment would be permissible under Section 409A without triggering any penalties applicable under Section 409A.

(d)    Outside Director Awards. With respect to Awards granted to an Outside Director while such individual was an Outside Director that are assumed or substituted for, if on the date of or following such assumption or substitution the Participant’s status as a Director or a director of the successor entity, as applicable, is terminated other than upon a voluntary resignation by the Participant (unless such resignation is at the request of the acquirer), then all restrictions on Restricted Shares and Restricted Stock Units will lapse, and, with respect to Awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met, unless specifically provided otherwise under the applicable Award Agreement or other written agreement authorized by the Administrator between the Participant and the Company or any of Affiliates, as applicable.

13.    Tax Withholding.

(a)    Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award or such earlier time as any tax withholdings are due, the Company (or any of its Parent, Subsidiaries, or Affiliates employing or retaining the services of a Participant, as applicable) will have the power and the right to deduct or withhold, or require a Participant to remit to the Company (or any of its Parent, Subsidiaries, or Affiliates, as applicable) or a relevant tax authority, an amount sufficient to satisfy U.S. federal, state, local, non-U.S., and other taxes (including the Participant’s FICA or other social insurance contribution obligation) required to be withheld or paid with respect to such Award.

(b)    Withholding Arrangements. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax liability or withholding obligation, in whole or in part by such methods as the Administrator shall determine, including, without limitation, (i) paying cash, check or other cash equivalents, (ii) electing to have the Company withhold otherwise deliverable cash or Shares having a fair market value equal to the minimum statutory amount required to be withheld or such greater amount as the Administrator may determine if such amount would not have adverse accounting consequences, as the Administrator determines in its sole discretion, (iii) delivering to the Company already-owned Shares having a fair market value equal to the minimum statutory amount required to be withheld or such greater amount as the Administrator may determine, in each case, provided the delivery of such Shares will not result in any adverse accounting consequences, as the Administrator determines in its sole discretion, (iv) selling a sufficient number of Shares otherwise deliverable to the Participant through such means as the Administrator may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld or paid, (v) such other consideration and method of payment for the meeting of tax liabilities or withholding obligations as the Administrator may determine to the extent permitted by Applicable Laws, or (vi) any combination of the foregoing methods of payment. The amount of the withholding obligation will be deemed to include any amount which the Administrator agrees may be withheld at the time the election is made, not to exceed the amount determined by using the maximum federal, state or local marginal income tax rates applicable to the Participant with respect to the Award on the date that the amount of tax to be withheld is to be determined or such greater amount as the Administrator may determine if such amount would not have adverse accounting consequences, as the Administrator determines in its sole discretion. The fair market value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.

14.    No Effect on Employment or Service. Neither the Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider with the Company or its Subsidiaries or Parents, as applicable, nor will they interfere in any way with the Participant’s right or the right of the Company and its Subsidiaries or Parents, as applicable, to terminate such relationship at any time, free from any liability or claim under the Plan.

15.    Date of Grant. The date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.

16.    Term of Plan. This Plan will continue in effect until terminated under Section 17 hereof.

17.    Amendment and Termination of the Plan.

(a)    Amendment and Termination. The Administrator, in its sole discretion, may amend, alter, suspend or terminate the Plan, or any part thereof, at any time and for any reason.

(b)    Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan will materially impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

18.    Conditions Upon Issuance of Shares.

(a)    Legal Compliance. Shares will not be issued pursuant to an Award unless the vesting of such Award and the issuance and delivery of such Shares will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance.

(b)    Investment Representations. As a condition to the vesting of an Award, the Company may require the person vesting in such Award to represent and warrant at the time of such vesting that the Shares are being acquired only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

(c)    Inability to Obtain Authority. If the Company determines it to be impossible or impractical to obtain authority from any regulatory body having jurisdiction or to complete or comply with the requirements of any registration or other qualification of the Shares under any U.S. state or federal law or non-U.S. law or under the rules and regulations of the U.S. Securities and Exchange Commission, the stock exchange on which Shares of the same class are then listed, or any other governmental or regulatory body, which authority, registration, qualification or rule compliance is deemed by the Company’s counsel to be necessary or advisable for the issuance and sale of any Shares hereunder, the Company will be relieved of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority, registration, qualification or rule compliance will not have been obtained.

19.    Forfeiture Events. The Administrator may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award will be subject to the reduction, cancellation, forfeiture, recoupment, reimbursement, or reacquisition upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, without limitation, termination of such Participant’s status as an employee and/or other service provider for cause or any specified action or inaction by a Participant, whether before or after such termination of employment and/or other service, that would constitute cause for termination of such Participant’s status as an employee and/or other service provider. Notwithstanding any provisions to the contrary under this Plan, all Awards granted under the Plan will be subject to reduction, cancellation, forfeiture, recoupment, reimbursement, or reacquisition under any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other Applicable Laws (the “Clawback Policy”). The Administrator may require a Participant to forfeit, return or reimburse the Company all or a portion of the Award and any amounts paid thereunder pursuant to the terms of the Clawback Policy or as necessary or appropriate to comply with Applicable Laws, including without limitation any reacquisition right regarding previously acquired Shares or other cash or property. Unless this Section 19 specifically is mentioned and waived in an Award Agreement or other document, no recovery of compensation under a Clawback Policy or otherwise will constitute an event that triggers or contributes to any right of a Participant to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company or any Parent or Subsidiary of the Company.